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                                                                       EXHIBIT 5

JEFFER, MANGELS, BUTLER & MARMARO LLP



                            August 4, 1999 59720-0001




Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

                In connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of common stock (the "Common Stock"), $0.0001 par value, of FutureLink Distribution Corp., a Colorado Corporation (the "Company"), authorized for issuance pursuant to the FutureLink Distribution Corp. Stock Option Plan (the "Plan"), we have examined such corporate records and other documents including the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we deem necessary for this opinion. Based on such examination we advise you that in our opinion:

                The 4,000,000 shares of Common Stock referenced in the Registration Statement have been duly authorized. Upon the issuance of the Common Stock in accordance with the Plan, as contemplated in the Registration Statement and related documents, such Common Stock will be legally issued, fully paid and non-assessable.

                This opinion addresses federal securities law aspects only and does not cover State Blue Sky aspects or Canadian aspects of securities qualifications.



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FutureLink Distribution Corp.
August 4, 1999
Page 2



                We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           Signed: Jeff Sultan
                                           -------------------------------------
                                           JEFFER, MANGELS, BUTLER & MARMARO LLP